Beijing Yuzhi Law Firm

Legal Opinion

April 28, 2025

To:Autozi Internet Technology (Global) Ltd. (the "**Company**")
Building B09, Intelligence Park, No. 26 Yongtaizhuang North Road,
Haidian District,
Beijing, China, 100192.

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We act as legal counsel of the PRC to the Company, a company incorporated under the laws of the Cayman Islands, in connection with the offering (the "**Offering**") of certain number of class A ordinary shares (the "**Class A Ordinary Shares**") in accordance with (a) the Company's registration statement on FORM F-1, including all amendments or supplements thereto filed by the Company with the U.S. Securities and Exchange Commission (the "**Commission**") under the U.S. Securities Act of 1993, as amended; and (b) the Company's proposed listing of the Class A Ordinary Shares on the NASDAQ Global Market.

We are qualified lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions (the "**Opinion**") on the PRC laws, regulations, rules, judicial interpretations and other legislations of the PRC effective as of the date hereof.

A. Definitions

In addition to the terms defined in the context of the Opinion, the following terms used in the Opinion shall have the meanings ascribed to them as follows:

(A) "**China**" or the "**PRC**" means the People's Republic of China, for the purpose of the opinion, not including Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan region;
(B) "**CSRC**" means the China Securities Regulatory Commission;
(C) "**CAC**" means the Cyberspace Administration of the PRC;
(D) "**Governmental Agency**" means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody

exercising, or entitled to exercise, any administrative, judicial, legislative, law enforcement, regulatory, or taxing authority or power of a similar nature in the PRC;

(E) "**Governmental Authorization**" means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(F) "**M&A Rules**" means the Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the CSRC, and the State Administration of Foreign Exchange, on August 8, 2006 and effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009;

(G) "**PRC Laws**" means all applicable national, provincial and local laws, regulations, rules, notices, orders, decrees and judicial interpretations of the PRC currently in effect and publicly available on the date of this opinion;

(H) "**2022 Cybersecurity Review Measures**" means Cybersecurity Review Measures promulgated on December 28, 2021 and became effective on February 15, 2022;

(I) "**Prospectus**" means the Prospectus and any supplement(s) thereto in connection with the Offering;

(J) "**SEC Filings**" means the Prospectus or any other public reports filed by the Company with the Commission; and

(K) "**PRC subsidiaries**" mean the Company's subsidiaries incorporated in the PRC (see Annex A-1 of the opinion).

B. Documents and Assumptions

We have examined the originals or copies, certified or otherwise identified to our satisfaction, of documents provided by the Company and/or the PRC Subsidiaries, and such other documents, corporate records, certificates issued by governmental authorizations in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purpose of rendering the Opinion, including, without limitation, the certificates issued by the PRC Authorities and officers of the Company (collectively, the "**Documents**").

In reviewing the Documents and for the purpose of the Opinion, we have assumed without independent investigation that (the "**Assumptions**"):

(A) all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same;

(B) all Documents as originals are authentic, and all Documents as certified or photostatic copies conform to the originals;

(C) the Documents remain fully effective as of the date of the Opinion. None of them have been revoked, amended, or supplemented. Since they were submitted to us for the preparation of the Opinion, no alterations, revisions, additions, modifications, or terminations have been made to any of these Documents;

(D) each of the parties to the Documents, other than the PRC Subsidiaries, (a) in the case of a legal entity or other organization, it has been properly established, legally exists, and maintains a valid and compliant status under the laws of its place of incorporation or organization; (b) in the case of an individual, they possess full civil capacity. Each such party has the complete power and authority to execute, deliver, and fulfill its obligations under the relevant Documents in accordance with the laws of its jurisdiction of incorporation or organization, or the applicable laws governing it/him/her;

(E) the laws of non - PRC jurisdictions that may apply to the execution, delivery, performance, or enforcement of the Documents have been adhered to; and

(F) all Documents relevant to our opinions herein have been furnished to us. Moreover, all factual representations made by the Company and the PRC Subsidiaries in relation to the Opinion are accurate, correct, and comprehensive in every respect.

In addition, we have assumed and have not verified the truthfulness, accuracy and completeness as to factual matters of each Document we have reviewed.

C. Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications set out herein, we are of the opinion that:

(A) based on our understanding of the current PRC Laws, and to the best of our knowledge after due inquiry with the Company, all PRC subsidiaries are not subject to the cybersecurity review with respect to the offering of the Company's securities or the business operations of its PRC subsidiaries by the CAC under the 2022 Cybersecurity Review Measures. However, there are uncertainties as to how the 2022 Cybersecurity Review Measures will be interpreted or implemented, our opinions are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the 2022 Cybersecurity Review Measures and the Administrative Regulation on Network Data Security,

we cannot exclude the possibility that the governmental authorizations might, from time to time, further clarify or interpret 2022 Cybersecurity Review Measures in writing or orally and require the cybersecurity review for the offering;

(B) except as disclosed in the SEC Filings, to the best of our knowledge after due inquiry, all PRC subsidiaries have obtained all permissions and approvals which they are required to obtain from PRC governmental authorizations to operate business, namely the PRC business licenses maintained by the PRC subsidiaries;

(C) based on our understanding of the current PRC Laws, and to the best of our knowledge after due inquiry, certain PRC subsidiaries may be required to obtain insurance agency business permits for insurance intermediation services;

(D) there is uncertainty as to whether the courts of PRC would: (a) recognize or enforce judgments of United States courts obtained against the Company or the directors or officers of the Company predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States; or (b) entertain original actions brought in each respective jurisdiction against the Company or the directors or officers of the Company predicated upon the federal securities laws of the United States or the securities laws of any state in the United States. The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands;

(E) the M&A Rules, among other things, purport to require CSRC approval prior to the listing and trading on an overseas stock exchange of the securities of an offshore special purpose vehicle established or controlled directly or indirectly by PRC companies or individuals and formed for the purpose of overseas listing through the acquisition of PRC domestic interests held by such PRC companies or individuals. Based on our understanding of the current PRC laws, the Company's corporate structure and arrangements are not subject to the M&A Rules, and, the CSRC's approval may not be required for the listing and trading of the Company's Class A ordinary shares on the Nasdaq in the context of the offering. However,

there are uncertainties as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering, we cannot exclude the possibility that the CSRC or other relevant governmental authorizations might, from time to time, further clarify or interpret the M&A Rules in writing or orally and require their approvals to be obtained for the offering;

(F) the statements made in the Registration Statement under the sections entitled "Taxation — People's Republic of China Taxation" with respect to the PRC tax laws and regulations or interpretations, are correct and accurate in all material respects, and such statements constitute our opinion; and

(G) the statements in the Registration Statement that describe or summarize matters of PRC Laws, are correct and accurate in all material respects, and nothing has come to our attention, insofar as the PRC Laws are concerned, that causes us to believe that there is any omission from such statements which would cause such statements misleading in any material respect.

D. Qualifications

(A) the Opinion only encompasses opinions on legal aspects and relates only to PRC Laws effective as of the date of the Opinion and we express no opinion as to any laws other than PRC Laws. There is no assurance or guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect;

(B) the Opinion is issued based on our understanding of the current PRC Laws. For matters not explicitly provided under the current PRC Laws, the interpretation, implementation and application of the specific requirements under the PRC Laws are subject to the final discretion of competent PRC legislative, administrative and judicial authorities, and there can be no assurance that the Government Agencies will ultimately take a view that is not contrary to our opinion stated above;

(C) the Opinion is intended to be used in the context which is specially referred to herein and each section should be considered as a whole and no part should be extracted and referred to independently;

(D) the Opinion is given for use only by the Company but not for the use by any other person or for any other purposes. Without our prior written consent, the Opinion (including its drafts or supplements) shall not, in whole or in part, be copied, reproduced or disclosed to any other person in accordance with PRC Laws, except where the disclosure of the Opinion is required to be made by applicable laws or is required in order to establish a defense to any legal or regulatory proceedings or investigation, or is requested by any court, regulatory or governmental authority, in each case, (a) on a non-reliance basis and (b) with a prior written notice provided to us unless such prior written notice is not permissible under the applicable laws or otherwise not practicable;

(E) the Opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC;

(F) as used in this Opinion, the expression "to the best of our knowledge" or similar language with reference to matters of fact refers to the current actual knowledge of the attorneys of this firm who have worked on matters for the Company in connection with the Offering. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact shall be drawn from our representation of the Company or the rendering of this Opinion;

(G) the Opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the Commission and may not be used for any other purpose without our prior written consent; and

(H) we hereby consent to the use of the opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm's name under the captions "Prospectus Summary", "Risk Factors", "Enforcement of Civil Liabilities", "Taxation", "Regulations" and "Legal Matters" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Beijing Yuzhi Law Firm

Beijing Yuzhi Law Firm

Annex A-1: List of PRC Subsidiaries

1.	Autozi Investment Management (Anhui) Co., Ltd.	（中驰车福投资管理（安徽）有限公司）
2.	Autozi Internet Technology Co., Ltd.	（中驰车福互联科技有限公司）
3.	Autozi Auto Services (Changsha) Co., Ltd.	（中驰养福汽车服务（长沙）有限责任公司）
4.	Autozi Internet Technology (Changsha) Co., Ltd.	（中驰车福互联科技（长沙）有限公司）
5.	Autozi Baofu Auto Services (Changsha) Co., Ltd.	（中驰保福汽车服务（长沙）有限公司）
6.	Baicheng Auto Services (Henan) Co., Ltd.	（河南百诚车福汽车服务有限公司）
7.	Autozi Baofu Auto Services (Beijing) Co., Ltd.	（中驰保福汽车服务（北京）有限公司）
8.	Autozi E-Commerce (Kunshan) Co., Ltd.	（中驰车福电子商务（昆山）有限公司）
9.	Quantum Data Technology (Beijing) Co., Ltd.	（量子金福数据科技（北京）有限公司）
10.	Autozi Technology (Shenzhen) Co., Ltd.	（中驰车福科技（深圳）有限公司）
11.	Autozi Internet Technology (Hunan) Co., Ltd.	（中驰车福互联科技（湖南）有限公司）
12.	Autozi Chifu Auto Services (Beijing) Co., Ltd.	（中驰驰福汽车服务（北京）有限公司）
13.	Autozi Supply Chain Management (Beijing) Co., Ltd.	（中驰车福供应链管理（北京）有限公司）
14.	Beijing Autozi Dashoubi Auto Services Co., Ltd.	（北京中驰大手笔汽车服务有限公司）
15.	Autozi Internet Technology (Anhui) Co., Ltd.	（中驰车福互联科技（安徽）有限公司）
16.	Autozi Auto New Retail (Anhui) Co., Ltd.	（安徽中驰汽车新零售有限公司）